UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    April 21, 2010

CHENIERE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16383	95-4352386
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Purchase and Sale Agreement

On April 21, 2010, Cheniere Energy, Inc. (“Cheniere”) and Cheniere FLNG, L.P. (“Cheniere FLNG”), a wholly owned subsidiary of Cheniere, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Zachry American Infrastructure, LLC (“ZAI”) and Hastings Funds Management (USA), Inc. (“HFM,” and together with ZAI, the “Purchaser”), pursuant to which Cheniere FLNG agreed to sell its thirty percent (30%) limited partner interest (the “Interest”) in Freeport LNG Development, L.P. (“Freeport”) to a special purpose entity to be formed which will be an affiliate of ZAI (the “Purchasing Entity”).

Purchase Price

At the closing of the transaction contemplated by the Purchase Agreement (the “Closing”), the Purchasing Entity will pay Cheniere FLNG $108 million in cash for the Interest and in consideration of the other agreements contained in the Purchase Agreement.

Termination

The Purchaser may terminate the Purchase Agreement without penalty prior to May 20, 2010 if Purchaser determines that it is unable to obtain capital commitments from potential investors in the Purchasing Entity of at least $108 million for purposes of the transaction contemplated by the Purchase Agreement.  If the Purchaser notifies Cheniere FLNG that it is unable to obtain such capital commitments, Cheniere FLNG may terminate the Purchase Agreement.  Cheniere FLNG or the Purchaser may terminate the Purchase Agreement if the other party’s obligations have not been satisfied or waived at or prior to June 30, 2010.  The Purchase Agreement also contains other customary termination provisions.

Closing
The Closing is conditioned upon (i) the prior closing of the purchase by the Purchasing Entity of limited partner interests in Freeport sufficient to give the Purchasing Entity a majority of the limited partner interests in Freeport upon the Closing, (ii) the termination of the applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, (iii) the receipt of the written consents of Port Freeport, Texas and Freeport’s general partner, (iv) the execution and delivery of an Assignment and Assumption Agreement and Waiver and Release and (v) other customary closing conditions.

At the Closing, Cheniere and Cheniere FLNG have agreed to enter into an Assignment and Assumption Agreement with the Purchasing Entity.  Pursuant to the Assignment and Assumption Agreement, Cheniere FLNG will assign the Interest to the Purchasing Entity.  In addition, Cheniere and Cheniere FLNG will, on their own behalf and on behalf of their affiliates, assign to the Purchasing Entity any and all claims they may have against Freeport, Freeport LNG Investments, LLLP, the general partner of Freeport and Michael S. Smith, other than any claims they may have against Freeport, any of its subsidiaries and the general partner of Freeport, or any of them, with respect to the Settlement Agreement, dated June 14, 2001, between Cheniere and Crest Investment Company and certain related agreements.

Representations and Warranties

The Purchase Agreement contains customary representations and warranties regarding Cheniere FLNG and, as applicable, Cheniere, including with respect to corporate power and authority, no conflicts, consents, title, ownership, finders and brokers, litigation and bankruptcy.  This summary and the Purchase Agreement have been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual information about Cheniere or Cheniere FLNG. The representations and warranties contained in the Purchase Agreement are made to, and solely for the benefit of, the parties to the Purchase Agreement.  Certain representations and warranties in the Purchase Agreement are made for the purpose of allocating risk between the parties, rather than establishing matters as facts. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts.

Post-Closing Remedies

The parties have agreed that, after the Closing, they will indemnify each other for breaches of representations, warranties and covenants; provided, however that, with limited exceptions, the indemnification obligations of each of Cheniere FLNG and the Purchasing Entity will not exceed $25 million in the aggregate.

No-Shop

From April 21, 2010 through the earlier of (i) the date of Closing, (ii) the date the Purchase Agreement is terminated or (iii) June 30, 2010, neither Cheniere FLNG nor Cheniere may enter into an agreement, solicit any proposals or offers, or participate in any discussions or negotiations relating to any other similar transaction.

The description of the Purchase Agreement set forth above is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS.

d) Exhibits

Exhibit
Number                                Description

10.1*	Purchase and Sale Agreement, dated as of April 21, 2010, by and among Cheniere FLNG, L.P., Cheniere Energy, Inc. and Zachry American Infrastructure, LLC and Hastings Funds Management (USA), Inc.

99.1*	Press Release, dated April 22, 2010.

* - Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY INC.
/s/ Meg A. Gentle
Meg A. Gentle Senior Vice President and Chief Financial Officer

Date: April 22, 2010

EXHIBIT INDEX

Exhibit
Number                                Description

10.1*	Purchase and Sale Agreement, dated as of April 21, 2010, by and among Cheniere FLNG, L.P., Cheniere Energy, Inc. and Zachry American Infrastructure, LLC and Hastings Funds Management (USA), Inc.

99.1*	Press Release, dated April 22, 2010.

* - Filed herewith.